Exhibit 99.1

New Hampshire Launches Statewide School Safety Initiative with COPsync911

State Paves the Way for National School Safety Movement

DALLAS September 29, 2014 (GLOBE NEWSWIRE) – COPsync, Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync 911 threat alert service for schools, government buildings,  hospitals and other potentially at-risk targets, announced that the State of New Hampshire has launched a new statewide school safety initiative, with the COPsync911 threat alert system, to enhance school emergency notification systems throughout the State of New Hampshire.

Last week, New Hampshire Gov. Maggie Hassan joined national, state and local officials in sharing program details during a press conference in Londonderry, New Hampshire to announce the statewide school safety initiative, as reported in the New Hampshire Union Leader, the state’s leading print newspaper.

The New Hampshire Department of Safety is funding the initiative via a federal Department of Homeland Security Emergency Management Performance Grant (EMPG).  The funding is available for the state’s public schools, the New Hampshire Highway Patrol and other state law enforcement agencies.

The COPsync911 threat alert service improves communication among schools and law enforcement departments by enabling school computers and faculty and administration mobile devices to connect to and alert dispatchers and police cruisers directly.  The service is expected to reduce response times in an emergency, by sending an alert to the law enforcement officers closest to the school, directly to them in their patrol units and directly to the local dispatch center.

“We’re proud of the fact that Governor Hassan saw COPsync911 as the right partner to help her and her administration make New Hampshire schools safer for children, teachers and administrators statewide,” said Ronald A. Woessner, chief executive officer of COPsync. He continued, “We see this state-wide rollout of COPsync911 as a watershed event, as it will become the standard by which other states are judged in terms of making their schools safer.  We look forward to other states following this precedent established by New Hampshire.”

The COPsync911 safety platform is currently deployed in communities in Massachusetts, New Hampshire, New York and Texas and is being offered for sale in other key states as well.

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement mobile data interoperability system and network in the U.S. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases. The Network’s companion COPsync911

COPsync Press Release
September 29, 2014
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threat alert system enables schools, government buildings, hospitals, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts, using a computer or a mobile device, directly to local law enforcement officers in their patrol cars and local dispatch in the event of crisis.  The COPsync911 system is expected to reduce first responder response times and save minutes in those situations when seconds count. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The Company also sells VidTac®, an in-vehicle, software-driven, 1080p video system for law enforcement.  For more information, visit www.copsync.com and www.copsync911.com.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department
972-865-6192
invest@copsync.com